UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 14A

                    PROXY STATEMENT PURSUANT TO SECTION 14(a)
                     OF THE SECURITIES EXCHANGE ACT OF 1934


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       14a-6(e)(2))

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[_]    Soliciting Material Pursuant to ss. 240.14a-12


                             Four Oaks Fincorp, Inc.
                             -----------------------
                (Name of Registrant as Specified In Its Charter)

    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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       paid previously. Identify the previous filing by registration statement
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


                                     Four Oaks Fincorp, Inc.
                                     December 3, 2008



Dear Shareholder:

           Accompanying this letter is the Notice of Special Meeting, Proxy Statement and proxy for Four Oaks Fincorp, Inc.'s Special Meeting. Whether or not you plan to attend the meeting in person, please submit voting instructions for your shares promptly using the directions on your proxy card to vote by one of the following methods: (1) by telephone, by calling the toll-free telephone number printed on your proxy card; (2) over the Internet, by accessing the website address printed on your proxy card; or (3) by marking, dating and signing your proxy card and returning it in the accompanying postage-paid envelope. If you do attend, you can revoke your proxy and vote in person.

           The Special Meeting will begin at 7:00 p.m. on Monday, December 22, 2008, in the cafeteria of Four Oaks Elementary School, located at 180 Hatcher Street, Four Oaks, North Carolina. At the Special Meeting, our shareholders will vote on an amendment to the Articles of Incorporation to authorize 50,000 shares of preferred stock, vote on a proposal to adjourn or postpone the Special Meeting, if appropriate, and transact any other business properly brought before the meeting.

           We hope to see you at the Special Meeting, and please remember to vote your shares as directed on your proxy card provided as soon as possible.

                                     Sincerely yours,

                                     /s/ Ayden R. Lee, Jr.
                                     ---------------------
                                     Ayden R. Lee, Jr.
                                     Chairman, President, and Chief Executive
                                     Officer

                             FOUR OAKS FINCORP, INC.

                                6114 US 301 South
                         Four Oaks, North Carolina 27524
      ---------------------------------------------------------------------

                    NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

                                December 22, 2008

      ---------------------------------------------------------------------

       You are cordially invited to attend the Special Meeting of Shareholders of Four Oaks Fincorp, Inc., which will be held on Monday, December 22, 2008 at 7:00 p.m., local time, in the cafeteria of Four Oaks Elementary School, located at 180 Hatcher Street, Four Oaks, North Carolina, for the following purposes:

             (1) To approve an amendment to the Articles of Incorporation to authorize 50,000 shares of preferred stock;

            (2) To consider and vote on any proposal to adjourn, postpone or continue the Special Meeting in order to enable our board of directors to continue to solicit additional proxies in favor of the proposal to amend our articles of incorporation; and

            (3) To transact such other business as may properly come before the meeting or any adjournments thereof.

       Shareholders of record at the close of business on November 19, 2008 are entitled to notice of and to vote at the Special Meeting and any and all adjournments thereof.

       YOUR VOTE IS VERY IMPORTANT. A PROXY CARD IS ENCLOSED FOR THE CONVENIENCE OF THOSE STOCKHOLDERS WHO DO NOT PLAN TO ATTEND THE SPECIAL MEETING IN PERSON BUT DESIRE TO HAVE THEIR SHARES VOTED. IF YOU DO NOT PLAN TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE AND RETURN THE PROXY CARD AS SOON AS POSSIBLE IN THE ENVELOPE PROVIDED FOR THAT PURPOSE. IF YOU RETURN YOUR CARD AND LATER DECIDE TO ATTEND THE SPECIAL MEETING IN PERSON OR FOR ANY OTHER REASON DESIRE TO REVOKE YOUR PROXY, YOU MAY DO SO AT ANY TIME BEFORE YOUR PROXY IS VOTED.

                                     By Order of the Board of Directors
                                     /s/ Ayden R. Lee, Jr.
                                     ---------------------
                                     Ayden R. Lee, Jr.
                                     Chairman, President, and Chief Executive
                                     Officer

December 3, 2008

                             FOUR OAKS FINCORP, INC.

                                6114 US 301 South
                         Four Oaks, North Carolina 27524

                                 PROXY STATEMENT

       This Proxy Statement, accompanying proxy card and Notice of Special Meeting of Shareholders are being mailed to shareholders on or about December 3, 2008 by Four Oaks Fincorp, Inc. in connection with the solicitation of proxies for use at the Special Meeting of Shareholders to be held in the cafeteria of Four Oaks Elementary School, located at 180 Hatcher Street, Four Oaks, North Carolina on Monday, December 22, 2008 at 7:00 p.m., local time, and at all adjournments thereof. The Company will bear the cost of this solicitation, including the preparation, printing and mailing of the proxy statement, proxy card and any additional soliciting materials sent by the Company to shareholders. The Company has engaged The Altman Group, Inc. to assist in the distribution of proxy materials and the solicitation of proxies by mail, telephone, facsimile, or personal meetings. The Company estimates the fees of The Altman Group, Inc. to be $8,000 plus expenses. Certain Company officers, directors, and employees may also assist with solicitation efforts; they will not receive any extra compensation for these activities.


                                 SPECIAL MEETING

Purposes of the Special Meeting

       The principal purposes of the special meeting are to: (i) approve an amendment to the articles of incorporation to authorize 50,000 shares of preferred stock; (ii) consider and vote on any proposal to adjourn, postpone or continue the Special meeting in order to enable our board of directors to continue to solicit additional proxies in favor of the proposal to amend our articles of incorporation; and (iii) transact such other business as may properly come before the special meeting or any adjournments thereof. Our board of directors knows of no matters other than those stated above to be brought before the special meeting or any adjournments thereof. Nonetheless, the proxyholders named on the enclosed proxy card may vote in accordance with the instructions of the board of directors or, in the absence thereof, in accordance with their discretion, on any other matter properly presented for action of which the board of directors is not now aware.

How You Can Vote

       You may vote shares by proxy or in person using one of the following methods:

              o Voting by Telephone. You may vote using the directions on your proxy card by calling the toll-free telephone number printed on the card. The deadline for voting by telephone is Monday, December 22, 2008, at 3:00 a.m. Eastern time. If you vote by telephone, you need not return your proxy card.

              o Voting by Internet. You may vote over the Internet using the directions on your proxy card by accessing the website address printed on the card. The deadline for voting over the Internet is Monday, December 22, 2008, at 3:00 a.m. Eastern time. If you vote over the Internet, you need not return your proxy card.

              o Voting by Proxy Card. You may vote by completing and returning your signed proxy card. To vote using your proxy card, please mark, date and sign the card and return it by mail in the accompanying postage-paid envelope. You should mail your signed proxy card sufficiently in advance for it to be received by Friday, December 19, 2008.

Proxies

       Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is exercised. Proxies may be revoked by:

              o filing a written notice of revocation with our corporate secretary;

              o duly executing a subsequent proxy and filing it with our corporate secretary before the revoked proxy is exercised;

              o timely submitting new voting instructions by telephone or over the Internet as described above; or

              o      attending the Special Meeting and voting in person.

       If the proxy card is signed and returned, but voting directions are not made, the proxy will be voted in favor of the proposals set forth in the accompanying "Notice of Special Meeting of Shareholders."

Record Date

       Our board of directors has fixed the close of business on November 19, 2008 as the record date for determination of shareholders entitled to receive notice of and to vote at the Special Meeting and all adjournments thereof. As of the close of business on November 19, 2008 we had 6,889,795 shares of common stock outstanding.

Voting Rights

       On all matters to come before the Special Meeting, each holder of common stock will be entitled to one (1) vote for each share held.

How You Can Vote Shares Held by a Broker or Other Nominee

       If your shares are held by a broker, bank, custodian or other nominee, you may have received a voting instruction form with this Proxy Statement instead of a proxy card. The voting instruction form is provided on behalf of the broker or other nominee to permit you to give directions to the broker or nominee on how to vote your shares. Please refer to the voting instruction form or contact the broker or nominee to determine the voting methods available to you.


                        SECURITY OWNERSHIP OF MANAGEMENT
                          AND CERTAIN BENEFICIAL OWNERS

       The following table sets forth certain information as of November 3, 2008 regarding shares of our common stock beneficially owned by: (i) each director;
(ii) each executive officer named in the Summary Compensation Table in the proxy statement dated April 7, 2008, relating to the Annual Meeting of the Company's shareholders held on April 28, 2008; and (iii) all current directors and executive officers as a group. The business address for each of the persons listed below is 6114 US 301 South, Four Oaks, North Carolina 27524. Except as otherwise indicated, the persons listed below have sole voting and investment power with respect to all shares of our common stock owned by them, except to the extent that such power may be shared with a spouse. Fractional share amounts are rounded off to the nearest whole number.

            Name of               Amount and Nature of
       Beneficial Owner          Beneficial Ownership(1)     Percent of Class(1)
Ayden R. Lee, Jr.(2)                     171,751                    2.5%
Paula Canaday Bowman(3)                   71,312                    1.0%
John W. Bullard (4)                       53,032                       *
William J. Edwards(5)                     39,130                       *
Warren L. Grimes(6)                       23,748                       *
Percy Y. Lee(7)                           65,398                       *
Dr. R. Max Raynor, Jr.(8)                  9,249                       *
Clifton L. Painter(9)                     54,314                       *
Nancy S. Wise(10)                          8,674                       *
W. Leon Hiatt, III(11)                    28,164                       *
Jeff. D. Pope(12)                         23,023                       *
Michael A. Weeks(13)                       8,974                       *
All Current Directors and
Executive Officers as a Group
(12 persons) (14)                        556,769                   8.08%

*Less than 1%

(1) Based upon 6,889,795 shares of common stock outstanding on November 3, 2008. The securities "beneficially owned" by an individual are determined in accordance with the definition of "beneficial ownership" set forth in the regulations of the Securities and Exchange Commission. Accordingly, they may include securities owned by or for, among others, the spouse and/or minor children of the individual and any other relative who resides in the home of such individual, as well as other securities as to which the individual has or shares voting or investment power or has the right to acquire within 60 days of November 3, 2008 under outstanding stock options. Beneficial ownership may be disclaimed as to certain of the securities.
(2) Includes 16,775 shares subject to stock options which are exercisable within 60 days of November 3, 2008, and 32,725 shares owned by Mr. Lee's spouse who has sole voting and investment power with respect to such shares.
(3) Includes 1,257 shares subject to stock options which are exercisable within 60 days of November 3, 2008, and 47 shares owned by Ms. Bowman's spouse who has sole voting and investment power with respect to such shares.
(4) Includes 20,777 shares subject to stock options which are exercisable within 60 days of November 3, 2008, and 9,464 shares owned by Mr. Bullard's spouse who has sole voting and investment power with respect to such shares.
(5) Includes 1,257 shares subject to stock options which are exercisable within 60 days of November 3, 2008, 2,684 shares owned by Mr. Edward's spouse who has sole voting and investment power with respect to such shares, and 290 shares held in Mr. Edward's name as custodian for his granddaughter.


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

(6) Includes 1,257 shares subject to stock options which are exercisable within 60 days of November 3, 2008, 10,124 shares owned jointly with Mr. Grimes' spouse, and 2,051 shares owned by Mr. Grimes' spouse who has sole voting and investment power with respect to such shares.
(7) Includes 1,257 shares subject to stock options which are exercisable within 60 days of November 3, 2008, and 44,468 shares owned jointly with Mr. Lee's spouse.
(8) Includes 742 shares subject to stock options which are exercisable within 60 days of November 3, 2008.
(9) Includes 8,729 shares subject to stock options which are exercisable within 60 days of November 3, 2008, 3,514 shares owned by Mr. Painter's spouse who has sole voting and investment power with respect to such shares, and 601 shares held in Mr. Painter's name as custodian for his child.
(10) Includes 4,915 shares subject to stock options which are exercisable within 60 days of November 3, 2008, 1 share owned jointly with Ms. Wise's spouse, 52 shares owned by Ms. Wise's spouse who has sole voting and investment power with respect to such shares, and 111 shares held in Mrs. Wise's name as custodian for her children.
(11) Includes 8,309 shares subject to stock options which are exercisable within 60 days of November 3, 2008, 208 shares owned by Mr. Hiatt's spouse who has sole voting and investment power with respect to such shares, and 2,001 shares owned by minor children who reside in Mr. Hiatt's home.
(12) Includes 8,309 shares subject to stock options which are exercisable within 60 days of November 3, 2008.
(13) Includes 742 shares subject to stock options which are exercisable within 60 days of November 3, 2008, 100 shares held in Mr. Weeks name as custodian for his grandchildren.
(14) For all current directors and executive officers as a group, includes a total of 74,326 shares subject to stock options which are exercisable within 60 days of November 3, 2008.


                                 Proposal No. 1

               APPROVAL OF AMENDMENT TO ARTICLES OF INCORPORATION
                          TO AUTHORIZE PREFERRED STOCK

       Our board of directors has unanimously approved and voted to recommend to our shareholders for their approval an amendment to our company's articles of incorporation to authorize 50,000 shares of preferred stock, no par value per share ("Preferred Stock"), which may be issued by our company in the future with such rights, preferences and designations as determined by our board of directors without further shareholder action. Currently, our company has authorized capital of 20,000,000 shares designated as Common Stock. As of November 3, 2008, there were 6,889,795 shares of common stock outstanding. Our articles of incorporation currently do not authorize the issuance of preferred stock. If this proposal is approved, 50,000 shares of Preferred Stock will be authorized effective upon the filing of the Articles of Amendment with the North Carolina Secretary of State. The text of the proposed amendment is attached to this Proxy Statement as Appendix A and is incorporated herein by reference, and the description set forth herein is qualified in its entirety by reference to the text of the proposed amendment.

Vote Requirement

       Amendments to our company's articles of incorporation may be adopted only by the: (i) affirmative vote of the holders of at least eighty percent (80%) of our capital stock issued and outstanding and entitled to vote thereon; or (ii) affirmative vote of the holders of at least a majority of our capital stock issued and outstanding and entitled to vote thereon where the proposed amendment was approved by an affirmative vote of a majority of disinterested members of the board of directors.

       Since our board of directors has unanimously approved and voted to recommend to our shareholders for their approval the proposed amendment, approval of Proposal No. 1 requires the affirmative vote of the holders of at least a majority of our common stock issued and outstanding and entitled to vote at the Special Meeting.

       Shares voted for Proposal No. 1 and shares represented by returned proxy cards that do not contain instructions to vote against Proposal No. 1 or to abstain from voting will be counted as shares cast for Proposal No. 1. Shares will be counted as cast against Proposal No. 1 if the shares are voted either against Proposal No. 1 or to abstain from voting. Broker non-votes will not change the number of votes cast for or against Proposal No. 1, but will be treated as shares present or represented at the Special Meeting.

Background and Reasons

       The proposed amendment grants our board of directors the authority to issue shares of Preferred Stock in series with such rights (including voting, dividends and conversion), preferences and designations as it deems necessary or advisable without any action by our company's shareholders. This is commonly referred to as "blank check" preferred stock, which is available to and utilized by many corporations to satisfy their continuing capital requirements. The Preferred Stock would have such designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof as shall be expressed in the resolution or resolutions providing for the issue of such stock adopted by our board of directors from time to time. These rights would include, but not be limited to (i) the designation of each class or series and the number of shares that will constitute each such class or series; (ii) the dividend rate for each class or series; (iii) the price at which, and the terms and conditions on which, the shares of each class or series may be redeemed, if such shares are redeemable;
(iv) the voting rights, if any, of shares of each class or series; and (v) the terms and conditions, if any, upon which shares of each class or series may be converted into shares of other classes or series of shares of our company, or other securities.

       Having the authority to create equity instruments with any number of provisions will provide our company with the greatest possible flexibility in connection with possible future actions, such as stock dividends, financings, mergers, acquisitions or other purposes. For example, the availability of Preferred Stock will permit our board of directors to negotiate the precise terms of an equity investment by creating a new series of preferred stock without incurring the cost and delay of obtaining shareholder approval. All 50,000 shares of Preferred Stock would be available for issuance without further action by the shareholders of our company, and our company does not intend to seek shareholder approval prior to the issuance of any Preferred Stock, unless otherwise required by law or by the rules and policies of the Nasdaq Global Market. This flexibility will permit us to take advantage of market conditions as they occur and put our company in a better position to effectively negotiate with and satisfy the precise financial criteria of any investor in a timely manner. If this proposal is approved, our company intends to make the appropriate filings in the State of North Carolina and take any other action necessary to implement the Articles of Amendment.

       The availability of undesignated preferred stock may have certain negative effects on the rights of our company's common shareholders. The actual effect of the issuance of any shares of Preferred Stock upon the rights of holders of common stock cannot be stated until our board of directors determines the specific rights of the holders of such Preferred Stock. The proposed amendment will permit the Board, without future shareholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights that are superior to and could adversely affect the voting power or other rights of the holders of common stock. Specifically, our company will be in a position to issue securities which would grant to the holders thereof preferences or priorities over the holders of common stock with respect to, among other things, liquidation, dividends and voting. This could result in holders of common stock receiving less in the event of a liquidation, dissolution or other winding up of our company, reduce the amount of funds, if any, available for dividends on common stock, and dilute the voting power of the holders of common stock.

Anti-Takeover Effects of Preferred Stock

       The authorized but unissued shares of Preferred Stock could also have anti-takeover effects. Under certain circumstances, any or all of the Preferred Stock could be used as a method of discouraging, delaying or preventing a change in control of our company. For example, the Board could designate and issue a series of preferred stock in an amount that sufficiently increases the number of outstanding shares to overcome a vote by the holders of common Stock or with rights and preferences that include special voting rights to veto a change in control. The Preferred Stock could also be used in connection with the issuance of a shareholder rights plan, sometimes referred to as a "poison pill." For example, a class or series of Preferred Stock could be designated that would be convertible into common stock upon the acquisition by a third party of a specified percentage of our company's voting stock. Typically, under most shareholder rights plans, if a third party acquires 15% of a corporation's voting stock, the shareholders of that corporation (other than the shareholder who purchased the more than 15% interest in the corporation) have the right to purchase shares of the common stock of the corporation at a discount to the market price. This results in dilution to a third party, both economically and in terms of its percentage ownership of the corporation's shares. Accordingly, if the Articles of Amendment are adopted, our board of directors without further action by our company's shareholders would be able to implement a shareholder rights plan.

       Use of the Preferred Stock in the foregoing manner could delay or frustrate a merger, tender offer or proxy contest, the removal of incumbent directors, or the assumption of control by shareholders, even if such proposed actions would be beneficial to our company's shareholders. This could include discouraging bids for our company even if such bid represents a premium over our company's then-existing trading price and thereby prevent shareholders from receiving the maximum value for their shares.

Other Company Provisions with Anti-Takeover Effects

       There are other provisions of our articles of incorporation, our bylaws and our Nonqualified Stock Option Plan (the "Option Plan") that could have an anti-takeover effect, including: (i) the authority of the board of directors under the present articles of incorporation to issue up to a maximum of approximately 11,498,877 shares of common stock presently available; (ii) the supermajority vote requirements and fair price provisions in connection with certain "business combinations" in our articles of incorporation that are described more fully below; (iii) the supermajority vote requirements to amend our articles of incorporation (see above under "Vote Requirement"); (iv) under our bylaws, a special meeting of shareholders may only be called by the chief executive officer, president, secretary, the board of directors or pursuant to the written request of a shareholder who owns at least twenty-five (25%) of all shares entitled to vote; and (v) under the Option Plan, upon a merger in which we are not the surviving corporation, or a liquidation or a sale of substantially all of our assets, outstanding options will become fully vested and exercisable and, to the extent not exercised, will terminate upon the effective date of such a transaction.

       Supermajority Vote Provisions - Business Combinations. Under the supermajority vote provision in our articles of incorporation, certain plans of merger or consolidation of us with or into any other corporation, or the sale, lease or exchange or other disposition of all or substantially all of our assets to or with any other corporation, person or entity, must be approved by an affirmative vote of:

       (i) the shareholders holding at least a majority of our shares issued and outstanding and entitled to vote thereon, provided that such plan has received the prior approval of at least eighty percent (80%) of the full board of directors before such plan is submitted for approval to the shareholders; or

       (ii) the shareholders holding at least eighty percent (80%) of our shares issued and outstanding and entitled to vote thereon provided that such plan has not received the prior approval of at least eighty percent (80%) of the full board of directors, but has received the prior approval of a majority of a quorum of the board of directors.

       Fair Price Provisions. The fair price provision of our articles of incorporation applies to business combinations, which includes mergers, consolidations, sales of assets or securities, recapitalizations and similar transactions involving us that have not received the approval of 80% of the full board of directors and only to shareholders who vote against such business combinations and who then elect to sell their shares to us for cash at the minimum or fair price.

       Under the fair price provision, the consideration for such shares must be paid in cash by us and the price per share must be at least equal to the greater of:

       (i) the highest price per share paid for our common stock during the four years immediately preceding the vote by any five percent (5%) shareholder who votes in favor of the business combination;

       (ii) the cash value of the highest price per share previously offered pursuant to a tender offer to shareholders within four years immediately preceding the vote;

       (iii) the aggregate earnings per share of our common stock during the four fiscal quarters immediately preceding the vote multiplied by the highest price/earnings ratio of our common stock at any time during the four fiscal quarters or up to the day the vote occurs;

       (iv) the highest price per share, including commissions and fees paid by a control person in acquiring any of its holdings of our common stock; or

       (v) the fair value per share of our common stock of the minority shareholders as determined by an investment banking or appraisal firm chosen by a majority of the members of the board of directors voting against the business combination, such fair value not taking into consideration that the shares are held by a minority of the shareholders.

       Option Plan. The Option Plan provides for grants of nonqualified stock options to officers and directors of us and our subsidiaries. Upon a merger in which we are not the surviving corporation, or a liquidation or a sale of substantially all of our assets, outstanding options will become fully vested and exercisable and, to the extent not exercised, will terminate upon the effective date of such a transaction.

       Anti-Takeover Effect. The supermajority vote and the fair price provisions of our articles of incorporation and the acceleration of vesting provisions of the Option Plan may have certain anti-takeover effects, including that of making us a less attractive target for a "hostile" takeover bid or rendering more difficult or discouraging a merger proposal or the assumption of control through the acquisition of a large block of our common stock.

       The board of directors believes that the fair price provision may encourage companies interested in acquiring us to negotiate in advance with the board of directors since, if eighty percent (80%) of the full board of directors approves certain business combinations, the minimum price and higher voting requirements of the fair price provision would be avoided.

       The requirement of a supermajority of shareholders to amend our articles of incorporation and approve certain business transactions may have anti-takeover effects by allowing a minority of our shareholders to prevent a transaction favored by the majority of shareholders. Also, in some circumstances, the board of directors could cause an eighty percent (80%) vote to be required to approve a transaction, thereby enabling management to retain control over our affairs and their positions with us.

       The primary purpose of the supermajority vote requirements and fair price provisions, however, is to encourage negotiations with our management by groups or corporations interested in acquiring control of us and to reduce the danger of a forced merger or sale of assets.

Contemplated Use of Preferred Stock

       Our board of directors is contemplating using the Preferred Stock to participate in the Capital Purchase Program (the "Program") offered by the Treasury. Our company currently meets all applicable regulatory capital requirements and remains well-capitalized. However, based on the advantageous terms of the Program, our board of directors determined to apply for participation in order to maintain our strong position within the industry by accessing additional resources for lending and potential strategic acquisitions.

       The Emergency Economic Stabilization Act of 2008 authorized the Treasury to establish the Program under which certain United States financial institutions may sell senior preferred stock and issue warrants to purchase an institution's common stock to the Treasury in exchange for a capital infusion. Under the Program, eligible institutions can generally apply to issue preferred stock to the Treasury in aggregate amounts between 1% and 3% of the institution's risk-weighted assets. This would permit our Company to apply for an investment by the Treasury between approximately $7 million and $20 million. On November 5, 2008, our board of directors authorized and approved our company's participation in the Program. In order to participate in the Program, our board of directors also authorized our company to sell up to 20,000 shares of senior preferred stock ("Senior Preferred") to the Treasury for $1,000 per share, subject to the pre-approval of this proposal by our company's shareholders. The estimated proceeds of the proposed sale of 20,000 shares of Preferred Stock are $20,000,000. Our company expects to use the proceeds to make loans and strategic acquisitions pursuant to the terms of the Program.

       On November 14, 2008, our company filed its application with the Treasury to participate in the Program. As of the date of this Proxy Statement, our application is pending and we have not been advised as to the Treasury's decision thereon. Should the Treasury deny our application, we do not anticipate that it will have a material adverse effect on our liquidity, capital resources or results of operations.

       Because our common stock is traded on the Over-The-Counter-Bulletin Board, which is not a national securities exchange, the Treasury is not treating our company as a "public company" under the Program. On November 17, 2008, the Treasury announced terms and conditions for certain non-public financial institutions eligible for the Program, including our company, which is the basis for the description of the Program in this proxy statement. Since some of the terms and conditions relating to the warrant issuances and registration of warrant shares are different than the original term sheet announced by the Treasury, our board of directors supplemented its approval of our company's participation in the program with additional consents on November 19, 2008.

Pro Forma Impact of the Capital Purchase Program

The following unaudited pro forma financial information of Four Oaks Fincorp, Inc. as of and for the fiscal year ended December 31, 2007 and the nine months ended September 30, 2008 show the effects of a minimum of $7 million and a maximum of $20 million of Senior Preferred issued to the Treasury pursuant to the Program for non-public financial institutions. We have presented this financial information under two different scenarios:

     o The minimum investment, which assumes the issuance under the Program of 7,000 shares of Senior Preferred at $1,000 per share and the issuance of a warrant to purchase Senior Preferred with an aggregate liquidation preference equal to 5% of the Preferred investment, or 350 additional shares at an exercise price of $0.01 per share, and

     o The maximum investment, which assumes the issuance under the Program of 20,000 shares of Senior Preferred at $1,000 per share and the issuance of a warrant to purchase Senior Preferred with an aggregate liquidation preference equal to 5% of the Preferred investment, or 1,000 additional shares at an exercise price of $0.01 per share.

The Senior Preferred will pay cumulative dividends at a rate of 5% per annum for the first five years and 9% per annum thereafter. The cash proceeds from the Preferred investment are included in non-interest bearing cash in the following pro forma financial data. The effective dividend on Senior Preferred in the following pro forma financial information includes amortization of the discount on Senior Preferred, amortized over a five-year period using the effective yield method (approximately 7%), and dividends on both the Senior Preferred at 5% and the warrants converted to Senior Preferred at 9%.

There is the possibility that participation in the Program will impact future net income available to our common shareholders due to future dividends and accretion charges related to the Preferred Stock. The pro forma financial data presented below may change materially under either the minimum investment or maximum investment scenario based on the actual proceeds received under the Program if our application is approved by Treasury, the timing and utilization of the proceeds, as well as certain other factors including the discount rate used to determine the fair value of the Senior Preferred. Accordingly, we can provide no assurance that the minimum or maximum investment pro forma scenarios included in the consolidated financial data will ever be achieved. We have included the following unaudited pro forma consolidated financial data solely for the purpose of providing shareholders with information that may be useful for purposes of considering and evaluating the proposals to amend our Articles of Incorporation.

This financial date should be read in conjunction with our audited financial statements and the related notes as filed as part of our Annual Report on Form 10-K for the year ended December 31, 2007, and our unaudited consolidated financial statements and the related notes filed as part of our Quarterly Report on Form 10Q for the quarter ended September 30, 2008.

                                                                   As of September 30, 2008
                                                       ----------------------------------------------
                                                           Actual        As Adjusted     As Adjusted
Balance Sheet data:                                     (Unaudited)     (Minimum) (2)   (Maximum) (2)
                                                       --------------  --------------  --------------
ASSETS                                                              (Amounts in thousands)
Cash and due from banks (1)                             $     13,026    $     20,026    $     33,026
Securities and other interest earning assets                 165,253         165,253         165,253
Loans, net                                                   652,742         652,742         652,742
Other assets                                                  52,454          52,454          52,454
                                                        -------------   -------------   -------------
           Total assets                                 $    883,475    $    890,475    $    903,475
                                                        =============   =============   =============
LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits                                                     683,560         683,560         683,560
Borrowings                                                   114,450         114,450         114,450
Subordinated debentures                                       12,372          12,372          12,372
Other liabilities                                              7,717           7,717           7,717
                                                        -------------   -------------   -------------
           Total liabilities                                 818,099         818,099         818,099
                                                        -------------   -------------   -------------
Shareholders' equity:
   Senior preferred stock  (1)                                   -             7,000          20,000
   Warrant preferred stock  (1)                                  -               350           1,000
   Discount on senior preferred stock (3)                        -              (394)         (1,126)
   Premium on warrant preferred stock (3)                        -                44             126
   Common stock                                                6,890           6,890           6,890
   Additional paid-in capital                                 30,813          30,813          30,813
   Retained earnings                                          28,698          28,698          28,698
   Accumulated other comprehensive loss                       (1,025)         (1,025)         (1,025)
                                                        -------------   -------------   -------------
           Total shareholders' equity                         65,376          72,376          85,376
                                                        -------------   -------------   -------------
           Total liabilities and shareholders' equity   $    883,475    $    890,475    $    903,475
                                                        =============   =============   =============

Capital Ratios:
  Tier 1 leverage ratio                                         8.37%           9.04%          10.37%
                                                                =====           =====          ======
  Tier 1 risk-based captial ratio                              10.34%          11.24%          12.85%
                                                               ======          ======          ======
  Total risk-based capital ratio                               11.58%          12.46%          14.05%
                                                               ======          ======          ======

1. The proforma financial information reflects the issuance of a minimum of $7,000,000 and a maximum of $20,000,000 of Four Oaks Fincorp, Inc. Preferred Stock, with the proceeds included in non-interest bearing cash. The proforma balance of preferred stock also includes a minimum of 350,000 and a maximum of 1,000,000 of additional Preferred Stock, resulting from the exercise of warrants, yielding negligible cash proceeds.
2. The balance sheet data gives effect to the issuance of the Preferred Stock as of the balance sheet date.
3. Because our common stock is traded on the Over-The-Counter-Bulletin Board, which is not a national securities exchange, the Treasury is not treating our company as a "public company" under the Program but as a non-public financial institution. Under the Program for non-public financial institutions, we will be required to issue to Treasury a warrant to acquire additional Senior Preferred (the "Warrant Preferred") equal to 5% of the amount of Preferred Stock already issued. The warrant is exercisable at $.01 per share, which would generate virtually no proceeds to our company. The Program terms also provide that the warrant will be exercised immediately upon issuance of the Senior Preferred. The Warrant Preferred carry a dividend rate of 9% from the date of issuance, which differs from the dividend requirement on the preferred stock of 5% for the first five years and then 9% thereafter. Using the assumption of the issuance of $20 million of Senior Preferred to our company, a warrant for an additional $1million Warrant Preferred would be issued and exercised immediately, with essentially no additional proceeds to our company upon exercise. As a result, our company would record total Preferred Stock at its redemption value of $20 million, additional Preferred Stock issuable upon exercise of a warrant of $1 million (the "Warrant Preferred"), a discount of $1.1 million on the Warrant Preferred and a premium of $126,000 related to the Warrant Preferred Stock. This issuance results in an initial net increase in equity of $20 million representing the cash proceeds from issuance of the Preferred Stock. The amortization of the discount resulting from the issuance of Preferred Stock would be over five years and would be recorded as an increase in dividends and corresponding decrease in net income available to common shareholders. The accretion of the discount resulting from the issuance of Warrant Preferred would be over five years and would be recorded as an decrease in dividends and corresponding increase in net income available to common shareholders.

                                                                  As of December 31, 2007
                                                       ----------------------------------------------
                                                                         As Adjusted     As Adjusted
Balance Sheet data:                                       Actual (1)    (Minimum) (3)   (Maximum) (3)
                                                       --------------  --------------  --------------
ASSETS
Cash and due from banks (2)                             $     14,394    $     21,394    $     34,394
Securities and other interest earning assets                 118,182         118,182         118,182
Loans, net                                                   538,617         538,617         538,617
Other assets                                                  37,110          37,110          37,110
                                                        -------------   -------------   -------------
           Total assets                                 $    708,303    $    715,303     $   728,303
                                                        =============   =============   =============
LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits                                                     537,763         537,763         537,763
Borrowings                                                    97,000          97,000          97,000
Subordinated debentures                                       12,372          12,372          12,372
Other liabilities                                              6,538           6,538           6,538
                                                        -------------   -------------   -------------
           Total liabilities                                 653,673         653,673         653,673
                                                        -------------   -------------   -------------
Shareholders' equity:
   Senior preferred stock  (2)                                   -             7,000          20,000
   Warrant preferred stock  (2)                                  -               350           1,000
   Discount on senior preferred stock (4)                        -              (394)         (1,126)
   Premium on warrant preferred stock (4)                        -                44             126
   Common stock                                                6,165           6,165           6,165
   Additional paid-in capital                                 21,545          21,545          21,545
   Retained earnings                                          26,477          26,477          26,477
   Accumulated other comprehensive income                        443             443             443
                                                        -------------   -------------   -------------
           Total shareholders' equity                         54,630          61,630          74,630
                                                        -------------   -------------   -------------
           Total liabilities and shareholders' equity   $    708,303    $    715,303    $    728,303
                                                        =============   =============   =============

Capital Ratios:
  Tier 1 leverage ratio                                        10.16%          11.11%          12.82%
                                                               ======          ======          ======
  Tier 1 risk-based captial ratio                              11.70%          12.77%          14.70%
                                                               ======          ======          ======
  Total risk-based capital ratio                               12.87%          13.93%          15.83%
                                                               ======          ======          ======

1.     Derived from audited consolidated financial statements.
2. The proforma financial information reflects the issuance of a minimum of $7,000,000 and a maximum of $20,000,000 of Four Oaks Fincorp, Inc. Preferred Stock, with the proceeds included in non-interest bearing cash. The proforma balance of preferred stock also includes a minimum of 350,000 and a maximum of 1,000,000 of additional Preferred Stock, resulting from the exercise of warrants, yielding negligible cash proceeds.
3. The balance sheet data gives effect to the issuance of the Preferred Stock as of the balance sheet date.
4. Because our common stock is traded on the Over-The-Counter-Bulletin Board, which is not a national securities exchange, the Treasury is not treating our company as a "public company" under the Program but as a non-public financial institution. Under the Program for non-public financial institutions, we will be required to issue to Treasury a warrant to the Warrant Preferred equal to 5% of the amount of Preferred Stock already issued. The warrant is exercisable at $.01 per share, which would generate virtually no proceeds to our company. The Program terms also provide that the warrant will be exercised immediately upon issuance of the Senior Preferred. The Warrant Preferred carry a dividend rate of 9% from the date of issuance, which differs from the dividend requirement on the preferred stock of 5% for the first five years and then 9% thereafter. Using the assumption of the issuance of $20 million of Senior Preferred to our company, a warrant for an additional $1million Warrant Preferred would be issued and exercised immediately, with essentially no additional proceeds to our company upon exercise. As a result, our company would record total Preferred Stock at its redemption value of $20 million, Warrant Preferred of $1 million, a discount of $1.1 million on the Warrant Preferred and a premium of $126,000 related to the Warrant Preferred. This issuance results in an initial net increase in equity of $20 million representing the cash proceeds from issuance of the Preferred Stock. The amortization of the discount resulting from the issuance of Preferred Stock would be over five years and would be recorded as an increase in dividends and corresponding decrease in net income available to common shareholders. The accretion of the discount resulting from the issuance of Warrant Preferred would be over five years and would be recorded as an decrease in dividends and corresponding increase in net income available to common shareholders.

                                                                  For the Nine Months Ended September 30, 2008
                                                             ------------------------------------------------------
                                                                   Actual         As Adjusted        As Adjusted
                                                                (Unaudited)      (Minimum) (1)      (Maximum) (1)
                                                             ----------------   ----------------   ----------------
Income Statement data:                                            (Amounts in thousands, except per share data)
Total interest and dividend income (2)                        $       36,768     $       36,768     $       36,768
Total interest expense                                                17,559             17,559             17,559
                                                              ---------------    ---------------    ---------------
         Net interest income                                          19,209             19,209             19,209
Provision for loan losses                                              1,589              1,589              1,589
                                                              ---------------    ---------------    ---------------
Net interest income after provision for loan losses                   17,620             17,620             17,620
Total non-interest income                                              4,190              4,190              4,190
Total non-interest expenses                                           16,146             16,146             16,146
                                                              ---------------    ---------------    ---------------
Income before income taxes                                             5,664              5,664              5,664
Provision for income taxes                                             1,778              1,778              1,778
                                                              ---------------    ---------------    ---------------
         Net income                                           $        3,886     $        3,886     $        3,886
                                                              ===============    ===============    ===============
         Dividend on preferred stock                                             $         (263)    $         (750)

         Amortization of discount on preferred stock                                        (52)              (149)
                                                                                 ---------------    ---------------
         Effective dividend on preferred stock (4)                                         (314)              (899)
                                                                                 ---------------    ---------------
         Dividend on warrant preferred                                                      (24)               (68)

         Accrection of premium on warrant preferred                                           6                 17
                                                                                 ---------------    ---------------
         Effective dividend on warrant preferred (4)                                        (18)               (51)
                                                                                 ---------------    ---------------
         Net income available to common shareholders                             $        3,553     $        2,936
                                                                                 ===============    ===============

Basic net income per common share                             $         0.60     $         0.55     $         0.46
                                                              ===============    ===============    ===============
Diluted net income per common share                           $         0.60     $         0.55     $         0.46
                                                              ===============    ===============    ===============
Weighted average basic shares outstanding                          6,440,021          6,440,021          6,440,021
                                                              ===============    ===============    ===============
Weighted average diluted shares outstanding                        6,445,456          6,445,456          6,445,456
                                                              ===============    ===============    ===============
Return on average equity - annualized                                   7.92%              6.55%              4.59%
                                                                        =====              =====              =====

(1) The income statement data gives effect to the equity proceeds at the beginning of the period, and assumes the cash proceeds were held in a non-interest bearing cash account throughout the period.
(2) The funds received from the preferred stock issue are assumed to be included in non-interest bearing cash. Subsequent redeployment of the funds is anticipated, but the timing of such redeployment is uncertain.
(3) The issuance costs expected to be incurred are immaterial; therefore, no effect was given in the pro forma.
(4) The effective dividend on Preferred Stock includes amortization of the discount, amortized over a five-year period using the effective yield method (approximately 6%) and dividends on Preferred Stock at 5%. The effective dividend on Warrant Preferred stock includes accretion of the premium, amortized over a five-year period using the effective yield method (approximately 6%) and dividends on Warrant Preferred at 9%.

                                                                      For the Year Ended December 31, 2007
                                                             ------------------------------------------------------
                                                                                  As Adjusted        As Adjusted
                                                                Actual (1)       (Minimum) (2)      (Maximum) (2)
                                                             ----------------   ----------------   ----------------
                                                                  (Amounts in thousands, except per share data)
Total interest and dividend income (3)                        $       47,513     $       47,513     $       47,513
Total interest expense                                                23,699             23,699             23,699
                                                              ---------------    ---------------    ---------------
         Net interest income                                          23,814             23,814             23,814
Provision for loan losses                                              1,362              1,362              1,362
                                                              ---------------    ---------------    ---------------
Net interest income after provision for loan losses                   22,452             22,452             22,452
Total non-interest income                                              4,070              4,070              4,070
Total non-interest expenses                                           17,683             17,683             17,683
                                                              ---------------    ---------------    ---------------
Income before income taxes                                             8,838              8,838              8,838
Provision for income taxes                                             3,187              3,187              3,187
                                                              ---------------    ---------------    ---------------
         Net income                                           $        5,651     $        5,651     $        5,651
                                                              ===============    ===============    ===============
         Dividend on preferred stock                                             $         (350)    $       (1,000)

         Amortization of discount on preferred stock                                        (69)              (198)
                                                                                 ---------------    ---------------
         Effective dividend on preferred stock (5)                                         (419)            (1,198)
                                                                                 ---------------    ---------------
         Dividend on warrant preferred                                                      (32)               (90)

         Accrection of premium on warrant preferred                                           8                 22
                                                                                 ---------------    ---------------
         Effective dividend on warrant preferred (5)                                        (24)               (68)
                                                                                 ---------------    ---------------
         Net income available to common shareholders                             $        5,208     $        4,385
                                                                                 ===============    ===============

Basic net income per common share                             $         0.92     $         0.84     $         0.71
                                                              ===============    ===============    ===============
Diluted net income per common share                           $         0.91     $         0.84     $         0.71
                                                              ===============    ===============    ===============
Average basic shares outstanding                                   6,170,140          6,170,140          6,170,140
                                                              ===============    ===============    ===============
Average diluted shares outstanding                                 6,192,559          6,192,559          6,192,559
                                                              ===============    ===============    ===============
Return on average equity - annualized                                  10.34%              8.45%              5.88%
                                                                       ======              =====              =====

(1)    Derived from audited consolidated financial statements.
(2) The income statement data gives effect to the equity proceeds at the beginning of the period, and assumes the cash proceeds were held in a non-interest bearing cash account throughout the period.
(3) The funds received from the preferred stock issue are assumed to be included in non-interest bearing cash. Subsequent redeployment of the funds is anticipated, but the timing of such redeployment is uncertain.
(4) The issuance costs expected to be incurred are immaterial; therefore, no effect was given in the pro forma.
(5) The effective dividend on Preferred Stock includes amortization of the discount, amortized over a five-year period using the effective yield method (approximately 6%) and dividends on Preferred Stock at 5%. The effective dividend on Warrant Preferred stock includes accretion of the premium, amortized over a five-year period using the effective yield method (approximately 6%) and dividends on Warrant Preferred at 9%.

Principal Terms of the Capital Purchase Program

       Our company's participation in the Program would be pursuant to the Treasury's Summary of Preferred Terms for non-public financial institutions, which the Treasury has deemed to include companies such as our company that have their stock traded on the Over-the-Counter Bulletin Board. Our company would be required to issue Senior Preferred with the characteristics set forth below in order to participate in the Program:

   o Liquidation: the Senior Preferred will have a liquidation preference of $1,000 per share in most situations.
   o Capital Status: the capital our company receives in exchange for the Senior Preferred will be treated as Tier 1 capital.
   o Dividends: our company must pay cumulative dividends on the Senior Preferred at a rate of 5% per annum for the first five years and 9% per annum thereafter; dividends will be payable quarterly in arrears.
   o Redemption: the Senior Preferred may not be redeemed for at least three years; after three years, the Senior Preferred may be redeemed at 100% of the issue price, plus accrued and unpaid dividends.
   o Transferability: if required by the Treasury, our company must file a shelf registration for the Senior Preferred and, if necessary, take all action required to cause the shelf registration statement to be declared effective as soon as possible; following such shelf registration, the Senior Preferred will be freely transferable and may be sold to third parties unrelated to the U.S. government.
   o Restrictions on Dividends: while the Senior Preferred is outstanding, our company may not declare or pay dividends on junior preferred shares, preferred shares ranking pari passu with the Senior Preferred, or common shares (other than in the case of pari passu preferred shares, dividends on a pro rata basis with the Senior Preferred) unless all dividends owed to the Treasury on account of the Senior Preferred are fully paid; our company must obtain the consent of the Treasury to increase common stock dividends per share during the first three years after the close of the Senior Preferred sale; after the third anniversary and prior to the tenth anniversary of the Senior Preferred sale, our company must obtain the consent of the Treasury for any increase in aggregate common dividends per share greater than 3% per annum, provided that no increase in common dividends may be made as a result of any dividend paid in common shares, any stock split or similar transaction; from and after the tenth anniversary of the Senior Preferred sale, our company is prohibited from paying common dividends until all equity securities held by the Treasury are redeemed in whole or the Treasury has transferred all of such equity securities to third parties.
   o Share Repurchases: our company must, except in certain circumstances, obtain the Treasury's consent for any share repurchase that our company desires to conduct during the ten years immediately following the closing of the Senior Preferred sale; from and after the tenth anniversary of the Senior Preferred sale, our company is prohibited from repurchasing any equity securities or trust preferred securities until all equity securities held by the Treasury are redeemed in whole or the Treasury has transferred all of such equity securities to third parties.
   o Voting Rights: the Senior Preferred generally will be non-voting, except that holders thereof will have the right to vote on (1) any authorization or issuances of shares ranking senior to the Senior Preferred, (2) amendments to the rights of the Senior Preferred, and (3) mergers or similar transactions "which would adversely affect the rights of the Senior Preferred"; the holders of the Senior Preferred will have the right to elect two directors of our company if the dividends on the Senior Preferred are not paid in full for six dividend periods, whether or not consecutive.
   o Related Party Transactions: for as long as the Treasury holds any equity securities of our company, our company and its subsidiaries will not enter into transactions with related persons (within the meaning of Item 404 under the SEC's Regulation S-K) unless (i) such transactions are on terms no less favorable to our company and its subsidiaries than could be obtained from an unaffiliated third party, and (ii) have been approved by the audit committee or comparable body of independent directors of our company; our company is already subject to these requirements.

       In conjunction with the purchase of Senior Preferred, the Treasury also would receive warrants from our company to purchase preferred stock ("Warrant Preferred") having an aggregate liquidation preference equal to 5% of the Senior Preferred investment. The warrants will have a term of 10 years, and the initial exercise price on the warrants will be $0.01 per share or such greater amount as the charter may require as the par value per share of Warrant Preferred. The Warrant Preferred will have the same rights, preferences, privileges, voting rights and other terms as the Senior Preferred, except that (1) the Warrant Preferred will pay dividends at a rate of 9% per annum and (2) the Warrant Preferred may not be redeemed until all the Senior Preferred has been redeemed. The Program also may require our company to file a shelf registration for the Senior Preferred, the warrants and the Warrant Preferred underlying the warrants so that the Treasury could resell the securities in the future. On November 19, 2008, our board of directors authorized our company to issue warrants to the Treasury to meet the requirements of the Program.

       If our company participates in the Program, we must adopt the Treasury's standards for executive compensation and corporate governance, for the period during which the Treasury holds any equity issued under the Program. These standards generally apply to the chief executive officer, chief financial officer, plus the next three most highly compensated executive officers. Participating institutions must meet certain standards, including (1) ensuring that incentive compensation for senior executives does not encourage unnecessary and excessive risks that threaten the value of our company; (2) requiring a recovery of any bonus or incentive compensation paid to a senior executive based on statements of earnings, gains or other criteria that are later proven to be materially inaccurate; (3) prohibiting our company from making any golden parachute payment to a senior executive as provided under section 280G(e) of the Internal Revenue Code; and (4) agreeing not to deduct for tax purposes executive compensation in excess of $500,000 for each senior executive. On November 5, 2008, our board of directors authorized our company to amend our company's agreements, plans and policies regarding executive compensation to comply with the limits on executive compensation established by the Program.

       At this point, however, there is no binding agreement or commitment with respect to the issuance of Senior Preferred to the Treasury. Our company and the Treasury must still negotiate the terms and conditions of our company's participation in the Program, which means that closing of the transaction is not guaranteed. Although our company has no reason to believe that we will not be able to participate in the Program, no assurances can be given that we will be able to participate in the Program, the approximate number of shares of preferred stock that our company may issue pursuant to the Program, or the approximate amount of consideration we will receive as compensation from Treasury for any such shares that may be issued by our company under the Program.

       Whether our company ultimately issues Preferred Stock to the Treasury is irrelevant to our board of directors' rationale for recommending the proposal. Our board of directors believes that the proposal will provide flexibility needed to meet corporate objectives and is in our company's best interest and stockholders' best interest. If this proposal is approved, our company's officers intend to promptly make appropriate filings in the State of North Carolina and take any other action necessary to implement the Articles of Amendment.

       THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" AN AMENDMENT TO THE ARTICLES OF INCORPORATION TO AUTHORIZE PREFERRED STOCK AS DESCRIBED IN THIS PROPOSAL NO 1.

                                 Proposal No. 2

                    ADJOURNMENT, POSTPONEMENT OR CONTINUATION
                             OF THE SPECIAL MEETING

       If at the Special Meeting the number of shares of our company's common stock present or represented in favor of the Articles of Amendment to the Articles of Incorporation is insufficient to approve Proposal No. 1, our management may move to adjourn, postpone or continue the Special Meeting in order to enable our board of directors to continue to solicit additional proxies in favor of the proposal to amend our articles of incorporation. In that event, you will be asked to vote only upon the adjournment, postponement or continuation proposal and not Proposal No. 1.

       In this proposal, our company is asking you to authorize the holder of any proxy solicited by our board of directors to vote in favor of adjourning, postponing or continuing the Special Meeting and any later adjournments. If our shareholders approve the adjournment, postponement or continuation proposal, our company could adjourn, postpone or continue the Special Meeting, and any adjourned session of the Special Meeting, to use the additional time to solicit additional proxies in favor of the proposal to amend our articles of incorporation, including the solicitation of proxies from the shareholders that have previously voted against such proposal to amend our company's Articles of Incorporation. Among other things, approval of the adjournment, postponement or continuation proposal could mean that, even if proxies representing a sufficient number of votes against the proposal to amend our articles of incorporation have been received, our company could adjourn, postpone or continue the Special Meeting without a vote on the proposal to amend our articles of incorporation and seek to convince the holders of those shares to change their votes to votes in favor of the approval of the amendment to our articles of incorporation.

       Our board of directors believes that if the number of shares of our common stock present or represented at the Special Meeting and voting in favor of the proposal to amend our articles of incorporation is insufficient to approve the amendment, it is in the best interests of the shareholders to enable the board of directors, for a limited period of time, to continue to seek to obtain a sufficient number of additional votes to approve the amendment.

Vote Requirement

       The adjournment, postponement or continuation proposal requires that holders of more of the company's shares vote in favor of the adjournment, postponement or continuation proposal than vote against the proposal. Accordingly, abstentions and broker non-votes will have no effect on the outcome of this proposal. In general, shares voted for Proposal No. 2 and shares represented by returned proxy cards that do not contain instructions to vote against Proposal No. 2 or to abstain from voting will be counted as shares cast for Proposal No. 2. However, no proxy that is specifically marked AGAINST the proposal to amend our articles of incorporation will be voted in favor of the adjournment, postponement or continuation proposal, unless it is specifically marked FOR the discretionary authority to adjourn, postpone or continue the Special Meeting to a later date. Shares will be counted as cast against Proposal No. 2 if the shares are voted against Proposal No. 2.

       THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ANY PROPOSAL TO ADJOURN, POSTPONE OR CONTINUE THE SPECIAL MEETING AS DESCRIBED IN THIS PROPOSAL NO. 2.

           SUBMISSION OF SHAREHOLDER PROPOSALS FOR 2009 ANNUAL MEETING

       Any proposals that shareholders intend to present for a vote of shareholders at the 2009 Annual Meeting of Shareholders, and that such shareholders desire to have included in our proxy statement and form of proxy relating to that meeting, must be sent to our principal executive office, marked to the attention of Ayden R. Lee, Jr., and received at such office on or before December 8, 2008 (120 calendar days prior to the anniversary of the date of the proxy statement relating to the Company's 2008 Annual Meeting). Proposals received after December 8, 2008 will not be considered for inclusion in our proxy materials for our 2009 annual meeting. A determination as to whether we will oppose inclusion of any proposal in our proxy statement and form of proxy will be made on a case-by-case basis in accordance with our judgment and the rules and regulations promulgated by the SEC.

       In addition, if a shareholder intends to present a matter for a vote at the 2009 Annual Meeting, other than by submitting a proposal for inclusion in our proxy statement for that meeting, the shareholder must give timely notice in accordance with SEC rules. To be timely, a shareholder's notice must be sent to our principal executive office, marked to the attention of Ayden R. Lee, Jr., and received at such office on or before February 20, 2009 (45 calendar days prior to the anniversary of the mailing date of the proxy statement relating to the Company's 2008 Annual Meeting). Such notice should set forth: (i) as to each matter the shareholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting and the reasons for conducting such business at the meeting; and (ii) the name and record address of the shareholder, the class and number of shares of our capital stock that is beneficially owned by the shareholder, and any material interest of the shareholder in such business. For notices that are not timely filed, we retain discretion to vote proxies we receive. For notices that are timely filed, we retain discretion to vote proxies we receive provided: (a) we include in our proxy statement advice on the nature of the proposal and how we intend to exercise our voting discretion; and (b) the proponent fails to (x) provide us with a written statement, on or before February 20, 2009, that the proponent intends to deliver a proxy statement and form of proxy to holders of at least the percentage of our voting shares required under applicable law to carry the proposal, (y) include the same statement in its proxy materials filed with the SEC, and (z) immediately after soliciting the percentage of shareholders required to carry the proposal, provide us with a statement from any solicitor, or other person with knowledge, that the necessary steps have been taken to deliver a proxy statement and form of proxy to holders of such percentage of shares.


                     INCORPORATION OF FINANCIAL INFORMATION

       The Securities and Exchange Commission's ("SEC") rules permit our company to incorporate by reference information into this proxy statement, which means that our company can disclose important information to shareholders by referring shareholders to another document without stating that information in this document. Any information incorporated by reference into this proxy statement is considered to be part of this proxy statement from the date we file that document. Any reports filed by our company with the SEC after the date of this proxy statement will automatically update and, where applicable, supersede any information contained in this proxy statement or incorporated by reference into this proxy statement.

       Our company incorporates by reference the following items of Part II of our Annual Report on Form 10-K for the fiscal year ended December 31, 2007:

   o   Item 6. Selected Financial Data;

   o Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations;

   o   Item 7A. Quantitative and Qualitative Disclosures About Market Risk; and

   o   Item 8. Financial Statements and Supplementary Data.

   The Company also incorporates by reference the following items of Part I of the Company's Quarterly Report on Form 10-Q filed with the SEC for the periods ended March 31, 2008, June 30, 2008 and September 30, 2008:

   o   Item 1. Unaudited Consolidated Financial Statements;

   o Item 2. Management's Discussion and Analysis of Financial Condition and Results of Operations; and

   o   Item 3. Quantitative and Qualitative Disclosures About Market Risk.

       The Company will deliver promptly upon written or oral request a copy of any or all documents referred to above that have been or may be incorporated by reference into this proxy statement, excluding all exhibits to those documents unless they are specifically incorporated by reference into those documents. Requests for copies should be directed to Wanda J. Blow, Four Oaks Fincorp, Inc., P.O. Box 309, Four Oaks, North Carolina 27524 (telephone number 919-963-2177).


                     OTHER MATTERS; DISCRETIONARY AUTHORITY

       As of the date of this proxy statement, we know of no business that will be presented for consideration at the Special Meeting other than the items referred to above. The enclosed proxy confers discretionary authority to vote with respect to any and all of the following matters that may come before the Special Meeting: (i) matters for which we did not receive timely notice; (ii) any proposal omitted from this proxy statement and the form of proxy pursuant to Rule 14a-8 or Rule 14a-9 under the Securities Exchange Act of 1934, as amended; and (iii) matters incidental to the conduct of the special meeting. If any such matters come before the special meeting, the proxy agents named in the accompanying proxy card will vote in accordance with their judgment.

       All shareholders are encouraged to sign, date, and return their proxy submitted with this proxy statement as soon as possible in the envelope provided. If a shareholder attends the Special Meeting, then he or she may revoke his or her proxy and vote in person.


                                     By order of the board of directors
                                     December 3, 2008
                                     Ayden R. Lee, Jr.
                                     Chairman, President, and Chief Executive
                                     Officer

                                   Appendix A
                                   ----------

                            Articles of Amendment to
                          Articles of Incorporation of
                             Four Oaks Fincorp, Inc

       Pursuant to Section 55-10-06 of the North Carolina Business Corporation Act, the undersigned corporation hereby submits these Articles of Amendment for the purpose of amending its articles of incorporation:

1.     The name of the corporation is Four Oaks Fincorp, Inc.

2. The articles of incorporation of the corporation are hereby amended by deleting Article 3 in its entirety and substituting in lieu thereof
       Article 3 as set forth on the attached Exhibit A.

3. The foregoing amendment was approved and adopted on November 5, 2008 by the corporation's board of directors and on December ___, 2008 by the corporation's shareholders in the manner prescribed by Chapter 55 of the North Carolina General Statutes and the corporation's articles of incorporation.

4.     These Articles of Amendment will become effective upon filing.

IN WITNESS WHEREOF, I have hereunto set my hand this __ day of ______, 2008.



                                           FOUR OAKS FINCORP, INC.

                                           By:____________________
                                           Ayden R. Lee, Jr.
                                           Chairman, President, and Chief
                                           Executive Officer

                                    Exhibit A
                                    ---------


       4. The capital stock of the corporation shall be designated as follows:

             (a) Common stock. The corporation shall have authority to issue twenty million (20,000,000) shares of common stock with a par value of One Dollar ($1.00) per share.

             (b)   Preferred stock.

                   (1) The corporation shall have authority to issue 50,000 shares of preferred stock. The shares of preferred stock of the corporation may be issued from time to time in one or more classes or series, the shares of each class or series to have such voting powers, full or limited, or no voting powers, and such designations, preferences, rights, powers, including voting powers and par value, if any (or qualifications, limitations, or restrictions thereof) as are stated in the resolution or resolutions providing for the issue of such class or series adopted by the board of directors as provided in Paragraph (b)(2) of this Article 3.

                   (2) Authority is granted to the board of directors of the corporation, subject to the provisions of this Article 3 and to the limitations prescribed by the North Carolina Business Corporation Act, to authorize the issuance of one or more classes, or one or more series within a class, of preferred stock and with respect to each such class or series to fix by resolution or resolutions the voting powers, full or limited, if any, of the shares of such class or series to determine and fix by resolution or resolutions the designations, preferences, rights, powers, including voting powers and par value, if any (or qualifications, limitations, or restrictions thereof) of such shares. This paragraph is intended to afford to the board of directors the maximum authority permitted under Section 55-6-02 of the North Carolina General Statutes.

                                   Appendix B
                                   ----------

                                 REVOCABLE PROXY
                      THIS PROXY IS SOLICITED ON BEHALF OF
                THE BOARD OF DIRECTORS OF FOUR OAKS FINCORP, INC.
                     FOR THE SPECIAL MEETING OF SHAREHOLDERS

       The undersigned hereby appoints Ayden R. Lee, Jr. and Dr. R. Max Raynor, Jr. as proxies, each with the full power of substitution to represent the undersigned and to vote all of the shares of stock in Four Oaks Fincorp, Inc. which the under-signed is entitled to vote at the Special Meeting of Shareholders of said company to be held in the cafeteria of Four Oaks Elementary School, located at 180 Hatcher Street, Four Oaks, North Carolina on Monday, December 22, 2008 at 7:00 p.m., and any adjournments thereof (1) as hereinafter specified upon the proposals listed below as more particularly described in the company's proxy statement, receipt of which is hereby acknowledged; and (2) in their discretion upon such other matters as may properly come before the meeting and any adjournments thereof. In order to vote for the proposals, place an X in the appropriate box provided on the reverse side. Our board of directors recommends a vote "FOR" the proposals listed on the reverse side.

PLEASE COMPLETE, DATE, SIGN, AND MAIL THIS INSTRUCTION CARD PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE OR PROVIDE YOUR INSTRUCTIONS TO VOTE VIA THE INTERNET OR BY TELEPHONE.

       (Continued, and to be marked, dated and signed, on the other side)

                              FOLD AND DETACH HERE
           ----------------------------------------------------------

          FOUR OAKS FINCORP, INC. - SPECIAL MEETING, December 22, 2008

                             YOUR VOTE IS IMPORTANT!

                       https://www. proxyvotenow.com/fofn

                       You can vote in one of three ways:

1. Call toll free 1-866-265-2185 on a Touch-Tone Phone and follow the instructions on the reverse side. There is NO CHARGE to you for this call.

                           or
                           --

2. Via the Internet at https://www.proxyvotenow.com/fofn and follow the instructions.

                           or
                           --

3. Mark, sign and date your proxy card and return it promptly in the enclosed envelope.

PLEASE SEE REVERSE SIDE FOR VOTING INSTRUCTIONS

                                 Revocable Proxy
                             FOUR OAKS FINCORP, INC.

                         SPECIAL MEETING OF STOCKHOLDERS
                                December 22, 2008


1. To amend the Articles of Incorporation to authorize 50,000 shares of preferred stock.

[ ]    FOR the amendment.

[ ]    AGAINST the amendment

[ ]    Abstain to vote for the amendment.

2. To adjourn, postpone or continue the Special Meeting in order to enable our board of directors to continue to solicit additional proxies in favor of the proposal to amend our articles of incorporation

[ ]    FOR adjournment, postponement or continuation

[ ]    AGAINST adjournment, postponement or continuation

[ ]    Abstain adjournment, postponement or continuation


THE BOARD OF DIRECTORS FAVORS A VOTE "FOR" THE ABOVE PROPOSALS AND UNLESS INSTRUCTIONS TO THE CONTRARY ARE INDICATED IN THE SPACE PROVIDED, THIS PROXY WILL BE SO VOTED.

NOTE: Please sign your name exactly as it appears on this card. When signing for a corporation or partnership, or as agent, attorney, trustee, executor, administrator, or guardian, please indicate the capacity in which you are signing. In the case of joint tenants, each joint owner must sign.

Please be sure to date and sign this instruction card in the box below.
                                                               Date ____________


                                               -----------------
                                               Stockholder sign above


***IF YOU WISH TO PROVIDE YOUR INSTRUCTIONS TO VOTE BY TELEPHONE OR INTERNET, PLEASE READ THE INSTRUCTIONS BELOW ***
--------------------------------------------------------------------------------

                 FOLD AND DETACH HERE IF YOU ARE VOTING BY MAIL
--------------------------------------------------------------------------------
                            PROXY VOTING INSTRUCTIONS

Stockholders of record have three ways to vote:
1. By Mail; or
2. By Telephone (using a Touch-Tone Phone); or
3. By Internet.

A telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated and returned this proxy. Please note telephone and Internet votes must be cast prior to 3 a.m., Monday, December 22, 2008. It is not necessary to return this proxy if you vote by telephone or Internet.

--------------------------------------------------------------------------------

Vote by Telephone

Call Toll-Free on a Touch-Tone Phone anytime prior to 3 a.m., Monday, December 22, 2008:
       1-866-265-2185

--------------------------------------------------------------------------------

Vote by Internet

   anytime prior to 3 a.m., Monday, December 22, 2008, go to https://www.proxyvotenow.com/fofn

--------------------------------------------------------------------------------

Please note that the last vote received, whether by telephone, Internet or by mail, will be the vote counted.


                 Your vote is important!       Control Number _______



                                       26